ERNST & YOUNG

Ernst & Young LLP
Chartered Accountants
Pacific Centre
P.O. Box 10101
700 West Georgia Street
Vancouver, Canada V7Y 1C7

Phone: 604 891-8200
Fax: 604 643-5422

March 15, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Dear Sir and/or Madam:

Re: McNab Creek Gold Corp.

We have read the statements made by McNab Creek Gold Corp. (the "Registrant"), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as amended, as part of the Registrant's Form 8-K report dated March 15, 2006 and are in agreement with the statements concerning our Firm in such Form 8-K.

We have no basis to agree or disagree with the other statements of the registrant contained therein.

We also have no basis to agree or disagree with the Company's statements regarding Dale Matheson Carr-Hilton Labonte, Chartered Accountants.

Sincerely,

Ernst & Young LLP

Ernst & Young LLP